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Ernie Barnes

PRO FOOTBALL PLAYER'S ICONIC POOL HALL STYLE

Ernie Barnes was a pro football player before he became a world-renowned painter. View his pool hall painting here.



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Barnes' Multimillion Record

Barnes's $15.3 Million Record

Ernie Barnes has seen a recent expansion in his posthumous market. In '22, his painting Sugar Shack sold for $15.3 million—while a price outlier in his broader oeuvre, it did bring new attention to his broader market.



Sugar Shack (1976)

Sold For $15.3M

Important Style

Pool Hall Style in Museum Collection

Pool hall paintings are an important motif for Barnes, who grew up in Durham, North Carolina, where pool halls were a lively part of the social ecosystem.

In 2022, a much larger pool hall painting sold for Barnes' #3 top auction price, signaling the potential commercial heights of this style, while a similar pool hall painting hangs in the Nasher Museum of Art, an important institutional cosign.



Our Offering



Two Shots, Nasher Museum of Art

Proven Results

Barnes' Previous Exit

In December '23, we sold a different Barnes painting, delivering 20.3% total net returns after just 76 days held. Past performance not indicative of future returns.



Initial Offering Size

$477K

Sold For

$600K

Profit From $10K Investment

$2,030 (After Fees)

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View offering circular below for full list of similar sales.

MASTERWORKS